Press Release	Source: EntreMetrix Corp

EntreMetrix, Inc. Announces Common Stock Repurchase Program Friday July 8, 3:15 pm ET

IRVINE, Calif., July 8, 2005 (PRIMEZONE) -- EntreMetrix, Inc. (OTC BB:ERMX.OB - News) today announced its Board of Directors has authorized the Company to buy back up the company's shares of its common stock. Such purchases would be made from time to time based upon the market price of the Company's stock and authorized for a twelve-month period beginning July 8, 2005.

The timing and ultimate number of shares repurchased will be based upon such factors as the company's stock price and trading volumes, and general market and economic conditions. Repurchases may be discontinued at any time. The shares repurchased and retired back to treasury shares and may be used by the Company, as needed, for general corporate purposes, which include reissuances in connection with employee stock option exercises or other employee stock plans.

About EntreMetrix

Based in Irvine, California, EntreMetrix is a provider of essential structural and financial support services to small business clients throughout the United States. The company's Business Process Outsourcing (BPO) services create value for clients by providing expertise in the areas of employee and financial management -- eliminating the need for clients to manage non-core functions. For many clients, the EntreMetrix relationship results in access to structural and financial resources needed to sharpen business focus and accelerate growth. For more information on EntreMetrix, Inc. visit the company's Web site at http://www.entremetrix.com or contact Scott W. Absher (888) 798-9100. The Company's corporate offices are located in Southern California at 18101 Von Karman Avenue, Suite 330, Irvine California 92612.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the ``ACT''). Statements in this release that relate to the Company's plans and strategies, as well as management's expectations about new and existing products and services, acquisitions and opportunities, market growth, demand for acceptance of new and existing products and services are forward-looking statements. In particular, when used in the preceding discussion, the words ``estimated,'' ``believe,'' ``optimistic,'' ``expect,'' and similar conditional expressions are intended to identify forward-looking statements within the meaning of the ACT and are subject to risks and uncertainties, and actual results could differ materially from those expressed in forward-looking statements. Such risks and uncertainties include, but are not limited to, unfavorable market conditions, increased competition, limited working capital, and failure to implement business strategies, actions by regulatory agencies, and other risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company's Securities and Exchange Commission filings.

Contact:
        EntreMetrix
        Scott W. Absher
        (888) 798-9100
        investorinfo@entremetrix.com